Exhibit (h)(5)(v)

AMENDMENT NO. 3

SECOND AMENDED AND RESTATED RETIREMENT PLAN PARTICIPATION AGREEMENT

Amendment No. 3, dated as of May 1, 2017 (“Amendment No. 3”), to the Second Amended and Restated Retirement Plan Participation Agreement, dated as of April 26, 2012 (“Agreement”), by and among EQ Advisors Trust (“Trust”), AXA Equitable Life Insurance Company, AXA Equitable 401(K) Plan and AXA Distributors, LLC (collectively, the “Parties”).

The Parties hereby agree to modify and amend the Agreement as follows:

1.	Name Change. The name of EQ/GAMCO Small Company Value Portfolio is changed to 1290 VT GAMCO Small Company Value Portfolio.

2.

Schedule A. Schedule A to the Agreement, setting forth the Portfolios of the Trust participating on behalf of which the Trust is entering into the Agreement is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE 401(K) PLAN

By: Name: Title:	/s/ Steven M. Joenk Steven M. Joenk Chairman, President and Chief Executive Officer	By:	Investment Committee established by the employee benefit plans sponsored by AXA Equitable Life Insurance Company, as Plan Fiduciary

		By:	/s/ Glen Gardner
		Name:	Glen Gardner
		Title:	Chairman of Investment
Committee for Benefit Plans

AXA DISTRIBUTORS, LLC		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Brian Winikoff	By:	/s/ Glen Gardner
Name:	Brian Winikoff	Name:	Glen Gardner
Title:	Chairman, Chief Executive Officer and Chief Retirement Savings Officer	Title:	Director

SCHEDULE A

AXA EQUITABLE 401(K) PLAN PARTICIPATION AGREEMENT

DESIGNATED PORTFOLIOS AND CLASSES

Portfolios

1290 VT GAMCO Small Company Value Portfolio	Class K

AXA/AB Small Cap Growth Portfolio	Class K

EQ/MFS International Growth Portfolio	Class K